UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 9, 2007

DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(216) 755-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Change in Control Agreements
     On April 9, 2007, the Company entered into a change in control agreement (a “Change in Control Agreement”) with Ms. Vesy attached hereto as Exhibits 10.1. Under the agreements, certain benefits are payable by the Company if a “Triggering Event” occurs within two years after a “Change in Control.”
     A “Triggering Event” occurs if within two years after a Change in Control (a) the Company terminates the employment of the executive officer, other than in the case of a “Termination For Cause” (as defined below), (b) the Company reduces the executive’s title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the Change in Control, (c) the Company assigns the executive duties that are inconsistent with the duties assigned to the executive on the date on which the Change in Control occurred and which duties the Company persists in assigning to the executive despite the prior written objection of that executive, (d) the Company reduces the executive’s base compensation, incentive opportunity bonus percentages of salary, his or her group health, life, disability or other insurance programs (including any such benefits provided such executive’s family), his or her pension, retirement or profit-sharing benefits or any benefits provided by the Company’s equity-based award plans, or any substitute therefor, (e) establishes criteria and factors to be achieved for the payment of bonus compensation that are substantially different than the criteria and factors established for other similar officers of the Company, (f) fails to pay the executive any bonus compensation to which such executive is entitled through the achievement of the criteria and factors established for the payment of such bonus, (g) excludes him or her from any plan, program or arrangement in which the other similar officers of the Company are included, or (h) the Company requires the executive to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio.
     A “Change in Control” occurs if (a) the Board of Directors or shareholders of the Company approve a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company, (b) any person or other entity (other than the Company, one of its subsidiaries or any of its employee benefit plans (including any trustee of any such plan acting in its capacity as trustee)) purchases any of the Company’s common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or becomes the beneficial owner of securities of the Company representing 20% or more of the voting power of the Company’s outstanding securities, (c) during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period, or (d) a record date is established for determining shareholders of the Company entitled to vote upon (i) a merger or consolidation of the Company with another real estate investment trust, partnership, corporation or other entity in which the Company is not the surviving or continuing entity or in which all or a substantial part of the outstanding common shares are to be converted into or exchanged for cash, securities or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) the dissolution of the Company.
     A “Termination for Cause” occurs if the executive has committed a felony under the laws of the United States of America, or of any state or territory thereof, and has been convicted of that felony, or has pled guilty or nolo contendere with respect to that felony, and the commission of that felony resulted in, or was intended to result in, a loss (monetary or otherwise) to the Company or its clients, customers, directors, officers or employees.
     Within five business days after the occurrence of a Triggering Event, the Company must pay the executive an amount equal to the sum of (a) two times the greater of the executive’s effective annual salary on the date of the Triggering Event or the Change in Control, and (b) two times the greater of the maximum bonus payable to the executive on the date of the Triggering Event or the Change in Control (assuming all performance goals have been achieved in the year of such event). In addition, the Company will provide continued insurance benefits that are comparable to or better than those provided to the executive at the time of the Triggering Event or, if greater, the Change in Control, until the earlier of two years from the date of the Triggering Event and the date the executive becomes eligible to receive comparable or better benefits from a new employer and outplacement services for a period of up to one year. If necessary to comply with Section 409A of the American Jobs Creation Act of 2004, these payments will delayed for six months following termination of employment.
     The Change in Control Agreements also provide that to the extent that any of the payments to be made to the executive under such agreement or such executive’s Employment Agreement (including with respect to options and restricted shares, but excluding any units or awards granted or vested pursuant to any Outperformance Long-Term Incentive Plan Agreement or Performance Unit Agreement between the executive and the Company) constitute “excess parachute payments” under certain tax laws, the Company will pay the executive such additional amounts as are necessary to cause him or her to receive the same after-tax compensation that he or she would have but for the application of such tax laws.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit 10.1	Change in Control Agreement, dated as of April 9, 2007, by and between Developers Diversified Realty Corporation and Christa Vesy.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Developers Diversified Realty Corporation

(Registrant)

Date	April 11, 2007	/s/ William H. Schafer

William H. Schafer
Executive Vice President and Chief Financial Officer